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CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our Independent Auditors' Report dated January 15, 2002 regarding the consolidated balance sheets of W.H.E.C., Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years then ended in the Form 8-K/A of First Community Bancorp, filed with the Securities and Exchange Commission.

We also hereby consent to the incorporation by reference of this report in the registration statements on Form S-8, registration number 333-43330 and on Form S-8 POS, registration number 333-47242, of First Community Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
May 13, 2002

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CONSENT OF INDEPENDENT AUDITORS